Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Partners
Smith Barney Warrington Fund L.P.:
We consent to the use of our report dated March 24, 2008, with respect to the statement of financial condition of Smith Barney Warrington Fund L.P., including the schedule of investments, as of December 31, 2007, and the related statements of income and expenses, and changes in partners’ capital, for the year ended December 31, 2007 and for the period February 21, 2006 to December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of Smith Barney Warrington Fund L.P.
/s/ KPMG LLP
New York, New York
March 26, 2009